Exhibit 99.1

Contacts:
Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Zimmer Holdings, Inc. Reports First Quarter Financial Results
•	Net Sales of $1.06 billion represents an increase of 11% reported (6% constant currency)

•	Worldwide Reconstructive Sales increased 12% reported (6% constant currency)

•	Diluted EPS were $1.02 reported, an increase of 4% over the prior year period, and $1.04 adjusted, an increase of 6% over the prior year period

•	Updates 2008 full year sales guidance and reaffirms earnings

•	Announces $1.25 billion stock repurchase program
(WARSAW, IN) April 24, 2008—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) today reported financial results for the quarter ended March 31, 2008. The Company reported first quarter net sales of $1.06 billion, an increase of 11% reported and 6% constant currency over the first quarter of 2007. Diluted earnings per share for the quarter were $1.02 reported, an increase of 4%, and $1.04 adjusted, an increase of 6% over the prior year period.
“We are pleased with our earnings performance and cash flow generation in the first quarter,” said David Dvorak, Zimmer President and CEO. “Sales results reflect continued growth in our reconstructive business and we expect to achieve higher levels of penetration with new products as the year progresses. For instance, we are well positioned to move forward with our new knee offerings that are coming on line, including the Zimmer® NexGen® LPS-Flex Mobile Knee, the Gender Solutions™

Natural-Knee® Flex and the Gender Solutions™ Patello-femoral Joint System. In addition, our Kinectiv™ Technology for hip replacement, as well as our Fitmore™ Hip stem, which received FDA clearance for marketing in early March, are creative and innovative additions to our portfolio.”
The Company said it has made substantial progress on its strategic infrastructure and operating initiatives. “We are well on our way with construction and recruiting efforts at our recently announced Shannon, Ireland facility, and we are making additional investments across our global manufacturing network,” Mr. Dvorak said. “Further, the April 17, 2008, announcement of our enhanced compliance model was an important milestone for our Company. These are all critical steps in preparing our Company to better serve the healthcare markets of the future.”
The Company also announced that its Board of Directors has approved an additional $1.25 billion stock repurchase program, which expires on December 31, 2009. This is in addition to the remaining capacity of $477 million as of March 31, 2008, under the repurchase program authorized in December 2006. Purchases may be made in the open market or in privately negotiated transactions from time to time in compliance with Securities and Exchange Commission regulations, depending on market conditions and other factors.  The Company had approximately 231.5 million shares of common stock outstanding as of March 31, 2008.
“As we continue to evaluate our potential uses of cash and other resources, the Board has confirmed that repurchasing shares is consistent with our confidence in the Company’s long-term growth prospects and provides an effective avenue to return value to our stockholders,” said Mr. Dvorak.
Sales Tables
The following tables provide sales results by geographic segment and product category, as well as the percentage change compared to the prior year quarter on both a reported and constant currency basis.

NET SALES — THREE MONTHS ENDED MARCH 31, 2008
(in millions, unaudited)

			Constant
	Net	Reported	Currency
	Sales	% Growth	% Growth
Geographic Segments
Americas	$607	7%	6%
Europe	305	18	6
Asia Pacific	147	19	7

Total	1,059	11	6

Product Categories
Reconstructive
Americas	482	7	6
Europe	275	18	6
Asia Pacific	115	19	8

Total	872	12	6

Knees
Americas	280	7	6
Europe	120	18	6
Asia Pacific	54	25	12

Total	454	11	7

Hips
Americas	148	4	3
Europe	129	15	3
Asia Pacific	53	19	6

Total	330	10	3

Extremities	32	31	27

Dental	56	14	9

Trauma	56	11	6

Spine	54	16	14

OSP and other	77	5	1

Net earnings for the first quarter were $239 million on a reported basis and $244 million on an adjusted basis, an increase of 4% adjusted over the prior year period. Operating cash flow for the first quarter was $243 million.
Guidance
The Company updated its full year 2008 sales guidance and reaffirmed its earnings guidance.  Reported sales for 2008 are expected to increase by 10 to 11% over the prior year. This sales guidance reflects a reduction in constant currency growth to 6 to 7%, countered by favorable foreign currency, now estimated at 4%.  Full year 2008 adjusted diluted earnings per share are expected to be in the same range as previously issued guidance of $4.20 to $4.25.  These estimates include the impact of previously announced actions at the Company’s Ohio-based Orthopaedic Surgical Products operation. These actions are expected to adversely impact 2008 adjusted diluted earnings per share by $0.18 to $0.20, including $0.07 related to inventory charges, idle plant costs and other nonrecurring expenses. The Company expects this impact to be offset by reductions in planned operating expenses, share repurchases and other actions.
Conference Call
The Company will conduct its first quarter 2008 investor conference call today, April 24, 2008, at 8:00 a.m. Eastern Time. The live audio webcast can be accessed via Zimmer’s Investor Relations website at http://investor.zimmer.com. It will be archived for replay following the conference.
Individuals who wish to dial into the conference call may do so at (888) 815-6162. International callers should dial (706) 634-9502. A digital recording will be available two hours after the completion of the conference call from April 24, 2008 to May 4, 2008. To access the recording, US/Canada callers should dial (800) 642-1687, or for International callers, dial (706) 645-9291, and enter the Conference ID, 41904442. A copy of this press release and other financial and statistical information about the periods to be presented in the conference call will be accessible through the Zimmer website at http://investor.zimmer.com.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is a worldwide leader in designing, developing, manufacturing and marketing orthopaedic reconstructive, spinal and trauma devices, dental implants, and related orthopaedic surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2007 sales were approximately $3.9 billion. The Company is supported by the efforts of more than 7,500 employees worldwide.
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For more information about Zimmer, visit www.zimmer.com
Note on Non-GAAP Financial Measures
As used in this press release, the term “adjusted” refers to operating performance measures that exclude acquisition, integration and other expenses. The term “constant currency” refers to any financial measure that excludes the effect of changes in foreign currency exchange rates. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included in this press release.
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our compliance with the Deferred Prosecution Agreement through March 2009 and the Corporate Integrity Agreement through 2012, the impact of our enhanced healthcare compliance global initiatives and business practices on our relationships with customers and consultants, our market share and our overall financial performance, the success of our quality initiatives, the outcome of the informal investigation by the U.S. Securities and Exchange Commission into Foreign Corrupt Practices Act matters announced in October 2007, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to obtain and maintain adequate intellectual property protection, our ability to successfully integrate acquired businesses, our ability to form and implement alliances, international growth, our compliance with governmental laws and regulations affecting our U.S. and international businesses including regulations of the U.S. Food and Drug Administration and foreign government regulators and tax obligations and risks, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, cost-containment efforts of healthcare purchasing organizations, our ability to retain the independent agents and distributors who market our products, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(in millions, except per share amounts, unaudited)

	2008	2007	% Inc/(Dec)
Net Sales	$1,059.2	$950.2	11%
Cost of products sold	254.7	206.4	23

Gross Profit	804.5	743.8	8

Research and development	50.0	52.3	(4)
Selling, general and administrative	415.6	361.6	15
Acquisition, integration and other expense (income)	7.3	2.7	175

Operating expenses	472.9	416.6	14

Operating Profit	331.6	327.2	1
Interest income (expense)	1.0	(0.2)	521

Earnings before income taxes and minority interest	332.6	327.0	2
Provision for income taxes	93.1	93.3	—
Minority interest	(0.2)	(0.3)	(16)

Net Earnings	$239.3	$233.4	3

Earnings Per Common Share
Basic	$1.03	$0.99	4
Diluted	$1.02	$0.98	4

Weighted Average Common Shares Outstanding
Basic	232.5	236.9
Diluted	233.9	239.2

ZIMMER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current Assets:
Cash and equivalents	$476.0	$463.9
Restricted cash	2.8	2.5
Receivables, net	759.3	674.3
Inventories, net	756.6	727.8
Other current assets	227.9	214.2

Total current assets	2,222.6	2,082.7

Property, plant and equipment, net	1,039.0	971.9
Goodwill	2,712.7	2,621.4
Intangible assets, net	734.8	743.8
Other assets	210.1	213.9

Total Assets	$6,919.2	$6,633.7

Liabilities and Shareholders’ Equity

Current liabilities	$789.2	$748.6
Other long-term liabilities	303.6	328.4
Long-term debt	116.9	104.3
Minority interest	3.0	2.8
Shareholders’ equity	5,706.5	5,449.6

Total Liabilities and Shareholders’ Equity	$6,919.2	$6,633.7

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(in millions, unaudited)

	2008	2007
Cash flows provided by (used in) operating activities
Net earnings	$239.3	$233.4
Depreciation and amortization	61.8	53.4
Share-based compensation	14.9	20.9
Income tax benefits from stock option exercises	2.6	27.9
Excess income tax benefits from stock option exercises	(1.6)	(20.0)
Changes in operating assets and liabilities
Income taxes	5.4	18.6
Receivables	(53.1)	(63.4)
Inventories	(14.0)	(19.6)
Accounts payable and accrued expenses	12.7	(17.8)
Other assets and liabilities	(25.3)	(40.4)

Net cash provided by operating activities	242.7	193.0

Cash flows provided by (used in) investing activities
Additions to instruments	(57.5)	(34.5)
Additions to other property, plant and equipment	(53.4)	(18.7)
Other	—	(5.9)

Net cash used in investing activities	(110.9)	(59.1)

Cash flows provided by (used in) financing activities
Proceeds from issuance of common stock	16.8	79.0
Excess income tax benefits from stock option exercises	1.6	20.0
Repurchase of common stock	(144.3)	(173.4)

Net cash used in financing activities	(125.9)	(74.4)

Effect of exchange rates on cash and equivalents	6.2	0.8

Increase in cash and equivalents	12.1	60.3
Cash and equivalents, beginning of period	463.9	265.7

Cash and equivalents, end of period	$476.0	$326.0

ZIMMER HOLDINGS, INC.
NET SALES BY GEOGRAPHIC SEGMENT
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(in millions)

	Three Months Ended March 31,
	2008	2007	% Increase
	(unaudited)	(unaudited)
Americas	$607.1	$567.8	7%
Europe	305.5	258.8	18
Asia Pacific	146.6	123.6	19

Total	$1,059.2	$950.2	11

ZIMMER HOLDINGS, INC.
NET SALES BY PRODUCT CATEGORY
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(in millions)

	Three Months Ended March 31,
	2008	2007	% Increase
	(unaudited)	(unaudited)
Reconstructive	$872.2	$780.1	12%
Trauma	55.5	50.1	11
Spine	54.2	46.7	16
OSP and other	77.3	73.3	5

Total	$1,059.2	$950.2	11

ZIMMER HOLDINGS, INC. RECONCILIATION OF REPORTED % GROWTH TO CONSTANT CURRENCY % GROWTH (unaudited)

	For the Three Months Ended
	March 31, 2008
		Foreign	Constant
	Reported	Exchange	Currency
	% Growth	Impact	% Growth
Geographic Segments
Americas	7%	1%	6%
Europe	18	12	6
Asia Pacific	19	12	7
Total	11	5	6

Product Categories
Reconstructive
Americas	7	1	6
Europe	18	12	6
Asia Pacific	19	11	8
Total	12	6	6

Knees
Americas	7	1	6
Europe	18	12	6
Asia Pacific	25	13	12
Total	11	4	7

Hips
Americas	4	1	3
Europe	15	12	3
Asia Pacific	19	13	6
Total	10	7	3

Extremities	31	4	27

Dental	14	5	9

Trauma	11	5	6

Spine	16	2	14

OSP and other	5	4	1

ZIMMER HOLDINGS, INC.
Reconciliation of Net Earnings and Adjusted Net Earnings
For the Three Months Ended March 31, 2008 and 2007
(in millions, unaudited)

	Three Months
	Ended March 31,
	2008	2007
Net Earnings	$239.3	$233.4
Inventory step-up	0.3	—
Acquisition, integration and other	7.3	2.7
Taxes on acquisition, integration and other	(2.6)	(0.7)

Adjusted Net Earnings	$244.3	$235.4

ZIMMER HOLDINGS, INC.
Reconciliation of Diluted EPS and Adjusted Diluted EPS
For the Three Months Ended March 31, 2008 and 2007
(unaudited)

	Three Months
	Ended March 31,
	2008	2007
Diluted EPS	$1.02	$0.98
Acquisition, integration and other	0.03	0.01
Taxes on acquisition, integration and other	(0.01)	(0.01)

Adjusted Diluted EPS	$1.04	$0.98

ZIMMER HOLDINGS, INC.
Reconciliation of 2008 Projected Diluted EPS
and Projected Adjusted Diluted EPS
(unaudited)
Projected Twelve Months Ended December 31, 2008:

	Low	High
Diluted EPS	$4.12	$4.17
Acquisition, integration and other, net of tax	0.08	0.08

Adjusted Diluted EPS	$4.20	$4.25